AMENDMENT TO

THE SHAREHOLDER PROTECTION RIGHTS AGREEMENT

dated as of

August 10, 2010

between

Forward Industries, Inc.

and

American Stock Transfer & Trust Company LLC

This AMENDMENT TO THE SHAREHOLDER PROTECTION RIGHTS AGREEMENT, dated as of August 10, 2010 (this “Amendment”), by and between Forward Industries, Inc., a New York corporation (the “Company”), and American Stock Transfer & Trust Company LLC, a New York limited liability trust company, as Rights Agent (the “Rights Agent”, which term shall include any successor Rights Agent).

WITNESSETH:

WHEREAS, the Company and the Rights Agent have entered into that certain Shareholder Protection Rights Agreement, dated as of June 9, 2010 (the “Rights Agreement”);

WHEREAS, the Company has entered into that certain Settlement Agreement, dated August 10, 2010, with the parties listed on Exhibit A thereto and referred to therein as the LaGrange Group, and has agreed, pursuant to Section 1(k)(ii) thereof, to terminate the Rights Agreement;

WHEREAS, the Company and the Rights Agent desire, and the Board of Directors of the Company has determined that it is in the best interests of the Company and its shareholders, to amend the Rights Agreement in the manner set forth below; and

WHEREAS, there having been no Board Change of Control (as defined in the Rights Agreement) and the date of this Amendment being prior to the close of business on the Flip-in Date (as defined in the Rights Agreement), the Rights Agreement may be amended in accordance with Section 5.4(i) thereof by the Company and the Rights Agent;

NOW THEREFORE, in consideration of the premises and the respective agreements set forth herein, the parties hereby agree as follows:

Section 1.          Certain Definitions.  For purposes of this Amendment, capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to them in the Rights Agreement.

Section 2.          Amendment to Section 1.1(k) of the Rights Agreement.  Section 1.1(k) is hereby deleted in its entirety and the following language is hereby inserted as a new Section 1.1(k):

“‘Expiration Time’ shall mean the earliest of (i) the Exchange Time, (ii) the Redemption Time, (iii) 11:59 pm on August 10, 2010 and (iv) immediately prior to the effective time of a consolidation, merger or share exchange (each, a “Business Combination”) of the Company (A) into another Person or (B) with another Person in which the Company is the surviving corporation but Common Stock is converted into cash or securities of another Person, in either case pursuant to an agreement entered into prior to a Flip-in Date.”

Section 3.          Descriptive Headings.  Descriptive headings appear herein for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

Section 4.        Governing Law.  This Amendment, including the interpretation and construction of this Amendment and any disputes arising out of or in connection with this Amendment, shall be governed by the laws of the State of New York applicable to contracts made and performed entirely within the State of New York, without regard to conflicts of laws principles.

Section 5.       Counterparts.  This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

Section 6.        Severability.  If any term or provision hereof or the application thereof to any circumstance shall, in any jurisdiction and to any extent, be invalid or unenforceable, such term or provision shall be ineffective as to such jurisdiction to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining terms and provisions hereof or the application of such term or provision to circumstances other than those as to which it is held invalid or unenforceable.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first hereinabove written.

FORWARD INDUSTRIES, INC.
By:	/s/ Brett M. Johnson
Name:	Brett M. Johnson
Title:	Chief Executive Officer
AMERICAN STOCK TRANSFER & TRUST COMPANY LLC
By:	/s/ Paula Caroppoli
Name:	Paula Caroppoli
Title:	Vice-President

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